UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 14a-12
TuSimple Holdings Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

9191 Towne Centre Drive
Suite 600
San Diego, California 92122
April 29, 2022
To the Stockholders of TuSimple Holdings Inc.:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of TuSimple Holdings Inc., a Delaware corporation (the “Company”), that will be held on Thursday, June 9, 2022 at 3:00 p.m. Pacific Time. The Annual Meeting will be a virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/TSP2022. We believe a virtual meeting provides expanded access, improves communication, enables increased stockholder attendance and participation and provides cost savings for our stockholders and the Company.
Details regarding virtual admission to the Annual Meeting and the business to be conducted are described in the accompanying proxy materials. We encourage you to read this information carefully.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy card, if you have requested one. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend virtually. Please review the instructions on the Notice of Internet Availability of Proxy Materials. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions using one of these voting options.
Thank you for your ongoing support of TuSimple.
Very truly yours,

Xiaodi Hou
President, Chief Executive Officer and Chairman of the Board

TuSimple Holdings Inc.
9191 Towne Centre Drive
Suite 600
San Diego, CA 92122
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 9, 2022
Time and Date:	Thursday, June 9, 2022 at 3:00 p.m. Pacific Time.
Place:
The Annual Meeting will be completely virtual. You may attend the meeting, submit questions, and vote your shares electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/TSP2022 .

Items of Business:	(1)	To elect five of our existing directors to serve as directors until the annual meeting of stockholders held in 2023 and until their successors are duly elected and qualified.
	(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
	(3)	To transact such other business as may properly come before the annual meeting or any adjournment thereof.
These items of business are more fully described in the proxy statement accompanying this notice.
Adjournments and Postponements:
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote if you were a stockholder of record as of the close of business on April 12, 2022.
Voting:
Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented.

If you have any questions regarding this information or the proxy materials, please visit our website at https://ir.tusimple.com or contact our investor relations department by telephone at (619) 916-3144 or by email at ir@plus.ai.
All stockholders are cordially invited to attend the Annual Meeting virtually.
By order of the board of directors,

Xiaodi Hou
President, Chief Executive Officer and Chairman of the Board
San Diego, California
April 29, 2022
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 9, 2022: A Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and accompanying form of proxy card are being made available on or about April 29, 2022. This proxy statement and our annual report for the fiscal year ended December 31, 2021 are available free of charge at www.proxyvote.com.

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TuSimple Holdings Inc.
9191 Towne Centre Drive, Suite 600
San Diego, CA 92122
PROXY STATEMENT FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
This proxy statement is furnished in connection with solicitation of proxies by our board of directors for use at the 2022 annual meeting of stockholders (the “Annual Meeting”) to be held at 3:00 p.m. Pacific Time on Thursday, June 9, 2022, and any postponements or adjournments thereof. The Annual Meeting will be a virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/TSP2022 and entering the 16-digit control number included in the Notice of Internet Availability of Proxy Materials (the “Notice”) sent to you. Beginning on or about April 29, 2022, we mailed to our stockholders a Notice containing instructions on how to access our proxy materials. As used in this proxy statement, the terms “TuSimple,” the “Company,” “we,” “us,” and “our” mean TuSimple Holdings Inc. and its subsidiaries unless the context indicates otherwise.
QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS
Q:	Why are you holding a virtual meeting, and how can stockholders attend?
A:
We have adopted a virtual meeting format for our Annual Meeting this year because we believe a virtual meeting provides expanded access, improves communication, enables increased stockholder attendance and participation and provides cost savings for our stockholders and the Company. To participate in our virtual Annual Meeting, including to vote, ask questions and to view the list of registered stockholders as of the record date during the meeting, visit www.virtualshareholdermeeting.com/TSP2022 with your 16-digit control number included in the Notice, or in the instructions that accompanied your proxy materials. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, follow the instructions from your broker or bank.

Q:	What can I do if I need technical assistance during the Annual Meeting?
A:	If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.
Q:	Why did I receive a notice regarding the availability of proxy materials on the internet?
A:
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you the Notice because our board of directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

On or about April 29, 2022 the proxy materials are being distributed to all stockholders of record entitled to vote at the Annual Meeting.
Q:	What proxy materials are available on the internet?
A:	The proxy statement and our annual report for the year ended December 31, 2021 (the “2021 Annual Report”) are available at www.ProxyVote.com.
Q:	What information is contained in this proxy statement?
A:
The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and certain of our executive officers, corporate governance, and certain other required information.

Q:	Who can vote at the Annual Meeting?
A:
Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On this record date, there were 199,024,672 shares of the Company’s Class A Common Stock

(“Class A Common Stock”) and 24,000,000 shares of the Company’s Class B Common Stock (“Class B Common Stock”) outstanding. The holders of our Class A Common Stock have the right to one vote for each share of Class A Common Stock they held as of the Record Date, and the holders of our Class B Common Stock have the right to ten votes for each share of Class B Common Stock they held as of the Record Date. The holders of our Class A Common Stock and Class B Common Stock are voting as a single class on all matters presented at the Annual Meeting.
Stockholders of Record. If shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting.
Q:	How many shares must be present or represented to conduct business at the Annual Meeting?
A:
A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our amended and restated bylaws, or bylaws, and Delaware state law. The presence, virtually or by proxy, of a majority of the aggregate voting power of the issued and outstanding shares of stock entitled to vote at the meeting will constitute a quorum at the meeting. Except as otherwise expressly provided by our amended and restated certificate of incorporation, or certificate of incorporation, or by law, the holders of shares of our Class A Common Stock and our Class B Common Stock will vote together as a single class on all matters submitted to a vote or for the consent of the stockholders of TuSimple. Each holder of Class A Common Stock will have the right to one vote per share while each holder of Class B Common Stock will have the right to ten votes per share. A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (“withhold,” or “abstain”) with respect to a particular matter.

Under the General Corporation Law of the State of Delaware and our bylaws, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.
A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
Q:	How can I vote my shares by virtually attending the Annual Meeting?
A:
Shares held in your name as the stockholder of record may be voted electronically through the virtual meeting portal during the Annual Meeting. You may vote electronically at the Annual Meeting by going to www.virtualshareholdermeeting.com/TSP2022 and using your unique control number that was included in the Notice that you received in the mail to log in. You will need your unique control number to authenticate into the Annual Meeting. Shares held beneficially in street name may be voted virtually at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card, if you have requested one, or following the voting directions described below, so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?
A:	Stockholder of record — If you are a stockholder of record, there are three ways to vote without attending the Annual Meeting:
•
Via the Internet — You may vote by proxy via the Internet by following the instructions provided in the Notice or, if you requested printed copies of the proxy materials by mail, by following the instructions provided in the proxy card. You will be asked to provide the control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 8, 2022 to be counted.

•
By Telephone — You may vote by proxy by telephone by following the instructions provided in the Notice or, if you requested printed copies of the proxy materials by mail, by calling the toll-free number found on the proxy card. You will be asked to provide the control number from your proxy card. Your vote must be received by 11:59 p,m, Eastern Time on June 8, 2022 to be counted.

•
By Mail — If you request printed copies of the proxy materials by mail, you will receive a proxy card, and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

Beneficial owners — If you are a beneficial owner holding shares through a bank, broker or other nominee, please refer to your Notice or other information forwarded by your bank or broker to see which voting options are available to you. You are also invited to attend the Annual Meeting.
Q:	What proposals will be voted on at the Annual Meeting?
A:	At the Annual Meeting, stockholders will be asked to vote:
(1)	To elect five of our existing directors to serve as directors until the annual meeting held in 2023 and until their successors are duly elected and qualified;
(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022; and
(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
Q:	What is the voting requirement to approve each of the proposals?
A:
Proposal One — The election of directors requires a plurality of the votes properly cast in person or by proxy at the meeting. “Plurality” means that the individuals receiving the most “for” votes are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of withholding, abstention or a broker non-vote) will not be counted in such nominee’s favor.

Proposal Two — The affirmative vote of a majority of the voting power of votes cast is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Q:	How does the board of directors recommend that I vote?
A:	Our board of directors unanimously recommends that you vote your shares:
•	“FOR” each of the nominees for election as director listed in Proposal One; and
•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022.
Q:	What happens if I do not give specific voting instructions?
A:	Stockholder of record — If you are a stockholder of record and you:
•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by our board of directors; or
•	sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders will vote your shares in the manner recommended by the board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
If you are a stockholder of record and you do not return a proxy card and do not vote your shares, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.
Beneficial owners — If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Q:	How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
A:
Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole routine matter—the proposal to ratify the appointment of KPMG LLP. Your broker will not have discretion to vote on the election of directors, which is considered a “non-routine” matter, absent direction from you.

Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares
Q:	What happens if additional matters are presented at the Annual Meeting?
A:
If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?
A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.
If you are a stockholder of record, you may change your vote by (i) filing with our Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (ii) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by later making a timely and valid Internet or telephone vote.
If you are a beneficial owner of shares held in street name, you may change your vote (i) by submitting new voting instructions to your broker, trustee or other nominee or (ii) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.
Any written notice of revocation or subsequent proxy card must be received by our Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Secretary or should be sent so as to be delivered to our principal executive offices, Attention: Secretary.
Q:	Who will bear the cost of soliciting votes for the Annual Meeting?
A:
We will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of TuSimple may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.
Q:	Is my vote confidential?
A:
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within TuSimple or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Q:	Who will serve as inspector of elections?
A:	The inspector of elections will be a representative from American Election Services.
Q:	Where can I find the voting results of the Annual Meeting?
A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results in a current report on Form 8-K within four business days after the Annual Meeting.
Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.
To be considered for inclusion in the Company’s proxy materials for the 2023 Annual Meeting of stockholders, your proposal must be submitted in writing by December 30, 2022 to TuSimple’s Secretary at 9191 Towne Centre Drive, Suite 600, San Diego, CA 92122 and comply with the requirements in our bylaws and all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Proposals to be presented at our 2023 annual meeting of stockholders that are not intended for inclusion in the proxy statement must be submitted in accordance with the applicable advance notice provisions of our bylaws. Our bylaws provide that, if you wish to submit a proposal that is not intended for inclusion in next year’s proxy materials or a proposal to nominate a director, you must do so no later than March 11, 2023 and not earlier than February 9, 2023, provided, however, that if our 2023 annual meeting of stockholders is held before May 10, 2023 or after August 18, 2023, then your proposal must be received no earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which notice or public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than TuSimple’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 10, 2023.
You also may recommend candidates to our board of directors for consideration by our nominating and corporate governance committee by following the procedures set forth below in “Board of Directors and Corporate Governance — Director Nominations Process.”
Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?
A:
A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our Secretary. A copy of our bylaws is available as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2021, available through the SEC’s website, sec.gov. All notices of proposals by stockholders, whether or not included in TuSimple’s proxy materials, should be sent to our principal executive offices, Attention: Secretary.

Q:	What does it mean if multiple members of my household are stockholders but we only received one Notice in the mail?
A:
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees, and the impact on the environment. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials, stockholders should send their requests to our principal executive offices, Attention: Secretary. Stockholders who hold shares in street name (as described below) may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

Q:	What is the mailing address for TuSimple’s principal executive offices?
A:	Our principal executive offices are located at 9191 Towne Centre Drive, Suite 600, San Diego, CA 92122. The telephone number at that location is (619) 916-3144.
Any written requests for additional information, copies of the proxy materials and 2021 Annual Report, notices of stockholder proposals, recommendations for candidates to our board of directors, communications to our board of directors or any other communications should be sent to the address above.

PROPOSAL ONE
ELECTION OF DIRECTORS
General
Our board of directors currently consists of eight directors. The term of each of our eight directors expires at the Annual Meeting.
Our board of directors has nominated five of the current directors: Xiaodi Hou, Brad Buss, Karen C. Francis, Michelle M. Sterling and Reed B. Werner for election at the Annual Meeting. If they are elected, they will serve on our board of directors until our 2023 annual meeting of stockholders and until their respective successors have been elected and qualified. The nominees for director at the Annual Meeting, their ages as of April 12, 2022, and their positions and offices held with the Company are set forth below. Other biographical information for the members of our board of directors is set forth below. Charles Chao, Mo Chen and Bonnie Yi Zhang will not be standing for reelection at the Annual Meeting. We would like to thank Mr. Chao, Mr. Chen and Ms. Zhang for their years of service to TuSimple.
Our board of directors is not currently classified and will not be classified into three classes of directors and all of our directors will stand for reelection each year until the time after the Annual Meeting when the outstanding shares of our Class B Common Stock represent less than 40% of the total voting power of our common stock (the “Voting Threshold Date”). Following the Voting Threshold Date, our board of directors will be classified into three classes of directors, each of whom will hold office for a three-year term.
Each person nominated for election has agreed to serve if elected. Directors are elected by a plurality of the votes properly cast in person or by proxy at the meeting. This means that nominees receiving the highest number of “For” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. However, if you are a street name stockholder, which means that your shares are held by a broker, bank or other nominee, your shares will not be voted for the election of directors unless you have provided voting instructions to your nominee.
Nominees at the Annual Meeting
Name	Age	Position(s) with TuSimple
Dr. Xiaodi Hou	37	President, Chief Executive Officer, Chief Technology Officer and Chairman of the Board
Brad Buss	58	Director
Karen C. Francis	59	Director
Michelle M. Sterling	54	Director
Reed B. Werner	42	Director
We believe that the director nominees reflect a board of directors that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have broad, business-related knowledge and experience at the policy-making level in business, government, or technology, including their understanding of our industry and business in particular, (iv) have individual qualifications, relationships, and experience that would increase the overall effectiveness of our board of directors, (v) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members, (vi) are committed to enhancing stockholder value, and (vii) have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are noted in their biographies.
Directors not Standing for Reelection
Name	Age	Position(s) with TuSimple
Charles Chao	56	Director
Mo Chen	38	Director
Bonnie Yi Zhang	48	Director

Information Regarding the Directors
Xiaodi Hou is our co-founder and has served as our Chief Technology Officer and a member of our board of directors since our inception in 2015. Mr. Hou was appointed President, Chief Executive Officer and Chairman of our board of directors on March 3, 2022. Mr. Hou has more than ten years of research and development experience in computer vision and machine learning and is responsible for our new technology and advanced product development. Mr. Hou currently holds 23 patents in the field of autonomous vehicles. In the field of computer vision, Mr. Hou has developed leading theories in computational models for visual saliency. Prior to founding our Company, Mr. Hou served as co-founder and Chief Technology Officer at Cogtu, an image recognition technology company. Mr. Hou also serves as the reviewer of more than ten major computer vision journals and conferences. He holds a Ph.D. from the California Institute of Technology and a B.Eng in computer science from Shanghai Jiao Tong University. We believe that Mr. Hou is qualified to serve as a member of our board of directors because of his expertise in, and contributions to, our technologies.
Brad Buss has been a member of our board of directors since January 2021. From August 2014 until his retirement in February 2016, Mr. Buss served as the Chief Financial Officer of SolarCity. Mr. Buss served as the Executive Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor Corporation, a semiconductor design and manufacturing company from August 2005 to June 2014. Mr. Buss held prior financial leadership roles with Altera Corporation, Cisco Systems, Inc., Veba Electronics LLC and Wyle Electronics, Inc. In addition to serving on our board of directors, Mr. Buss currently serves on the boards of directors of Marvell Technology Group Ltd., AECOM and QuantumScape Corporation as well as one private company. Within the past five years, Mr. Buss served as a director of Advance Auto Parts, Inc., Tesla Motors Inc., CaféPress Inc and Cavium, Inc. Mr. Buss holds a Bachelor of Arts in economics from McMaster University and an Honors Business Administration degree, majoring in finance and accounting, from the University of Windsor. We believe that Mr. Buss is qualified to serve as a member of our board of directors because of his executive experience and his financial and accounting expertise with both public and private companies in diverse industries.
Karen C. Francis has been a member of our board of directors since February 2021. Since September 2021, Ms. Francis has served on the board of Quanergy Systems, Inc., as the chair of its nominating and corporate governance committee and as a member of its compensation committee. Since September 2020, Ms. Francis has served as the chair of the board and a member of the compensation committee at Vontier Corporation, a public company focused on mobility and transportation businesses. She has also served on the audit committee and as chair of the compensation committee for Vontier. In addition, Ms. Francis serves as Senior Advisor to TPG Capital. Previously, Ms. Francis served on the board and as audit committee chair for Reinvent Technology Partners Y from March 2021 to November 2021. Ms Francis also served on the board of directors of Telenav, Inc. from December 2016 to November 2019. Ms. Francis served as lead independent director, chair of the compensation committee and a member of the nominating and governance committee of Telenav, Inc. Prior to that, she served as a director of The Hanover Insurance Group, Inc. from May 2014 to May 2017 and AutoNation, Inc. from February 2016 to April 2018. Ms. Francis served as Chief Executive Officer of AcademixDirect, Inc., a technology innovator in education, and as its Executive Chairman from 2009 to 2017. From 2004 to 2007, Ms. Francis was Chairman and Chief Executive Officer of Publicis & Hal Riney. From 2001 to 2002, she served as Vice President of Ford Motor Company. From 1996 to 2000, Ms. Francis held several positions with General Motors, including serving as General Manager of the Oldsmobile Division. Ms. Francis holds an M.B.A. from Harvard Business School and a B.A. in economics from Dartmouth College. We believe that Ms. Francis is qualified to serve as a member of our board of directors because of her experience as a chief executive officer, director, strategic advisor and investor with a deep knowledge of corporate governance and because of her strong track record of successfully building companies and businesses across multiple industries and sizes.
Michelle M. Sterling has been a member of our board of directors since October 2021. Since June 2019, Ms. Sterling has served as a member of the board of directors of Digital Turbine, Inc. and currently serves on its compensation and human capital management and governance committees. Since June 2020, Ms. Sterling has engaged in human resources consulting. From 1994 to 2020, Ms. Sterling served in various capacities at Qualcomm, Inc. (“Qualcomm”) and had been Executive Vice President of Human Resources at Qualcomm starting in 2015. Previously, she was SVP, Human Resources, at Qualcomm. Throughout her tenure with Qualcomm, Ms. Sterling supported Qualcomm’s strategies in complex transactions, including joint ventures and divestitures. Ms. Sterling had direct responsibility for all human resources functions for more than 33,000 Qualcomm employees worldwide and served as a member of Qualcomm’s executive committee. She formally served on the executive committee and board of directors of San Diego Regional Economic Development Corporation, the executive committee of the Corporate Directors Forum, and previously was a board member for Girl Scouts San Diego, chair of the board of directors of Serving Seniors, vice-chair of the board of directors and chair of the advisory council of Occupational Training Services, and chair of the corporate board of directors for the San Diego Workforce Partnership. Ms. Sterling holds a B.S. in Business Management from the University of Redlands. We believe Ms. Sterling is qualified to serve as a member of our board of directors because of her wide-ranging experience and deep expertise in navigating the changing global technology landscape and its implications on talent.
Reed B. Werner has been a member of our board of directors since April 2022 as the Security Director under The Committee on Foreign Investment in the United States National Security Agreement (the “NSA”) between the Company and certain entities of the U.S. Government. During his career, Mr. Werner has held various positions with the U.S. Government and the private sector. From December 2019 through January 2021, Mr. Werner served as the Deputy Assistant Secretary of Defense for South and Southeast Asia Security Affairs. From August 2018 through January 2019, Mr. Werner was Vice President for Strategic Finance and Global Public Policy at VIPKid, a global online English education platform. He joined VIPKid after a career with Goldman Sachs from 2009 through June 2018 in the firm’s investment banking division and executive office in New York and Hong Kong, where he advised on a range of financial transactions in the U.S., China, and Southeast Asia markets. Mr. Werner began his career in U.S. Government service with the Department of State, Department of Defense, and on the National Security Council staff at the White House. He holds a B.A. from the University of Pennsylvania and an M.B.A. from Columbia University. We believe Mr. Werner is qualified to serve as a member of our board of directors because of his extensive business and finance experience, including in Asia, and his experience in national and investment security issues.
Information Regarding the Directors not Standing for Reelection
Charles Chao has been a member of the Board since April 22, 2019. Mr. Chao currently serves as the Chairman of the board of the directors and as Chief Executive Officer of Sina Corporation. In his time at Sina Corporation, Mr. Chao also served as President from 2005 to 2013, Chief Financial Officer from 2001 to 2006, Co-Chief Operating Officer from 2004 to 2005, Executive Vice President from 2002 to 2003, and Vice President of Finance from 1999 to 2001. Prior to joining Sina Corporation, Mr. Chao served as an audit manager at PriceWaterhouseCoopers, LLP, an accounting firm. Prior to that, Mr. Chao was a news correspondent at Shanghai Media Group. Mr Chao is currently the Executive Chairman of the board of Sina Corporation’s subsidiary, Weibo Corporation, a leading social media company, a director of NetDragon Websoft Inc., a company providing technology for online gaming, and a director of Leju, an online-to-offline (O2O) real estate services provider in China. Mr. Chao holds a B.A. in Journalism from Fudan University in Shanghai and an M.A. in Journalism from University of Oklahoma. He earned his Master of Professional Accounting degree from University of Texas at Austin. We believe Mr. Chao’s executive and accounting experience are an excellent asset to the Board of Directors.
Mo Chen is our co-founder and served as our Executive Chairman from September 2020 through March 2022. Mr. Chen has served as a member of our board of directors since our inception in 2015. Mr. Chen served as our Chief Executive Officer from our inception in 2015 to September 2020. Prior to founding our Company, Mr. Chen served as founder and Chief Executive Officer at Deep Blue Brothers, an online gaming platform. Prior to that, he served as founder of startups in the fields of traditional and online advertising and used car online marketplace. He has more than 13 years of entrepreneurship and management experience. We believe that Mr. Chen is qualified to serve as a member of our board of directors because he is experienced in founding, leading and managing technology companies.
Bonnie Yi Zhang has been a member of our board of directors since September 30, 2020. Ms. Zhang currently serves as Chief Financial Officer of Sina Corporation. Prior to joining Sina Corporation, Ms. Zhang served as Chief Financial Officer of Weibo Corporation, a subsidiary of Sina Corporation from 2014 to 2015. Before working at Weibo Corporation, Ms. Zhang was the Chief Financial Officer of AdChina Ltd., a company operating an integrated internet advertising platform in China, from 2011 to 2014. From 2007 to 2011, Ms. Zhang was an audit partner of Deloitte Touche Tohmatsu based in Shanghai, with a focus on serving Chinese companies listed in the United States and Chinese companies making initial public offerings in the United States. From 2005 to 2007, she served as a senior manager in the National Office SEC Services group of Deloitte & Touche, LLP. While she was with that group, Ms. Zhang was primarily responsible for pre-issuance reviews of securities offering documents and periodic reports to be filed with the SEC and was primarily focused on foreign private issuers. Ms. Zhang graduated summa cum laude in 1997 with a B.A. in Business Administration from McDaniel College in Maryland. She is a certified public accountant in the State of Maryland and is a member of the American Institution of Certified Public Accountants. Ms. Zhang brings to our Board of Directors extensive experience in financial accounting and reporting as well as significant executive experience.
There are no family relationships among any of our directors or executive officers. See “Board of Directors and Corporate Governance” and “Board of Directors and Corporate Governance — Director Compensation” below for additional information regarding our board of directors.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE FIVE DIRECTOR NOMINEES.

PROPOSAL TWO
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
Our audit committee has selected the firm of KPMG LLP, independent registered public accountants, to audit our financial statements for the year ending December 31, 2022. KPMG LLP audited our financial statements and the financial statements of our predecessor TuSimple (Cayman) Limited since the year ended December 31, 2018.
Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of TuSimple and its stockholders.
At the Annual Meeting, the stockholders are being asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022. Our audit committee is submitting the selection of KPMG LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KPMG LLP will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.
The affirmative vote of the holders of a majority of the voting power of the votes properly cast in person or by proxy at the meeting will be required to ratify the selection of KPMG LLP
Principal Accounting Fees and Services
The following table sets forth all fees incurred for professional audit services and other services rendered by KPMG LLP during the years ended December 31, 2020 and 2021:
(in thousands)	2020	2021
Audit Fees[1]	$1,145	$930
Audit-Related Fees[2]	—	—
Tax Fees[3]	$68	$93
All Other Fees[4]	—	—
Total Fees	$1,213	$1,023
Pre-Approval of Audit and Non-Audit Services
Consistent with requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee, or the chair if such approval is needed between meetings of the audit committee, generally pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION
OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022.
[1]
Audit Fees: This category includes fees for professional services provided in connection with the audit of our financial statements, review of our quarterly financial statements, and audit services provided in connection with other regulatory filings. This category also includes fees for services incurred in connection with our initial public offering

[2]	Audit-Related Fees: No such fees were incurred.
[3]	Tax Fees: This includes fees for transfer pricing services and consultation on tax matters.
[4]	All Other Fees: No such fees were incurred.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Code of Conduct
Our board of directors has adopted a Code of Conduct (the “Code”). The Code applies to all of our employees, officers, and directors, as well as all of our contractors, consultants, suppliers, and agents in connection with their work for us. The full text of the Code has been posted on our website at www.tusimple.com under the Investor Relations section. We intend to disclose future amendments to, or waivers of, our Code, as and to the extent required by SEC regulations, at the same location on our website identified above or in public filings.
Board Composition
Our board of directors currently consists of eight members. Our directors hold office until their successors have been elected and qualified or appointed, or the earlier of their death, resignation, or removal.
Prior to the Voting Threshold Date, we will not have a classified board of directors, and all directors will be elected for annual terms.
At any time after the Voting Threshold Date, we will have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Our directors will be assigned by the then-current board of directors to a class. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. So long as our board of directors is classified, only our board of directors may fill vacancies on our board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. The classification of our board may have the effect of delaying or preventing changes in our control or management.
Director Independence
Our Class A Common Stock is listed on the Nasdaq Global Select Market. Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that all members of the board of directors, except Messrs. Chen and Hou are independent, as determined in accordance with the rules of the Nasdaq Global Select Market. In making such independence determination, our board of directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the association of our directors with the holders of more than 5% of our capital stock. The composition and functioning of our board of directors and each of our committees complies with all applicable requirements of and the rules and regulations of the SEC. There are no family relationships among any of our directors or executive officers.
Board Oversight of Risk
One of the key functions of our board of directors is informed oversight of our risk management process. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our executive officers are responsible for the day-to-day management of the material risks we face. Our board of directors administers its oversight function directly as a whole through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. For example, our audit committee is responsible for overseeing the management of risks associated with our financial reporting, accounting, auditing matters and cybersecurity risks; our compensation committee oversees the management of risks associated with our compensation policies and programs; our nominating and corporate governance committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our board of directors, and director succession planning; and our government security committee oversees the management of risks relating to security and compliance with the NSA.

Board Leadership Structure
Pursuant to our Corporate Governance Guidelines, our board of directors may separate or combine the roles of the chairman of the board of directors and chief executive officer when and if it deems it advisable and in our best interests and in the best interests of our stockholders to do so. These roles are currently combined and held by Mr. Hou.
In addition, pursuant to our Corporate Governance Guidelines, when the chairman of our board of directors is not an independent director, the board of directors will appoint a Lead Independent Director to facilitate communication between management, the independent directors and the chairman of our board, as well as to participate in setting agendas for meetings and presiding at executive sessions of the board of directors. Since April 23, 2022, Brad Buss has served as our Lead Independent Director.
Our Corporate Governance Guidelines are posted on the Corporate Governance — Governance Documents portion of our website at http://ir.tusimple.com.
Board Committees
Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee and a government security committee. Our board of directors may establish other committees to facilitate the management of our business. Our board of directors and its committees set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Each member of each committee of our board of directors, except for Mr. Hou who sits on our government security committee only, qualifies as an independent director in accordance with the listing standards of the Nasdaq Global Select Market. Each committee of our board of directors other than the government security committee has a written charter approved by our board of directors. Copies of each charter have been posted on our website at www.tusimple.com under the Investor Relations section. Members serve on these committees until their resignation or until otherwise determined by our board of directors. The following table provides membership information for each of such board committee as of April 29, 2022:
Name	Audit	Compensation	Nominating and Corporate Governance	Government Security
Brad Buss	X*		X
Karen C. Francis	X	X
Michelle Sterling		X*		X
Charles Chao			X*
Xiaodi Hou				X
Reed B. Werner	X			X*
Bonnie Yi Zhang		X
*	Committee Chair.
Each of our board committees is described below.
Audit Committee
The members of our audit committee are Mr. Buss, Ms. Francis and Mr. Werner, each of whom can read and understand fundamental financial statements. Each of member of our audit committee is independent under the rules and regulations of the SEC and the listing standards of the Nasdaq Global Select Market applicable to audit committee members. Mr. Buss is the chair of the audit committee. Our board of directors has determined that each member of our audit committee is qualified as an audit committee financial expert within the meaning of SEC regulations and meet the financial sophistication requirements of the Nasdaq Global Select Market. Our audit committee met five times in 2021.
Our audit committee assists our board of directors with its oversight of the following: the integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications, independence, and performance of the independent registered public accounting firm; the design and implementation of our internal audit function; and risk assessment and risk management. Among other things, our audit committee is responsible for reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures. The audit committee also discusses with our management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of our financial statements, and the results of the audit, quarterly reviews of our financial statements and, as appropriate, initiates inquiries into certain aspects of our financial affairs. Our audit committee is responsible for establishing and overseeing procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee has direct responsibility for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm and for overseeing cybersecurity risks and compliance. Our audit committee has sole authority to approve the hiring and discharging of our independent registered public accounting firm, all audit engagement terms and fees, and all permissible non-audit engagements with the independent auditor. Our audit committee reviews and oversees all related person transactions in accordance with our policies and procedures.
Compensation Committee
The members of our compensation committee are Ms. Sterling, Ms. Francis and Ms. Zhang. Ms. Sterling is the chair of the compensation committee. Each member of our compensation committee is independent under the rules and regulations of the SEC and the listing standards of the Nasdaq Global Select Market applicable to compensation committee members. Our compensation committee assists our board of directors in discharging certain of our responsibilities with respect to compensating our executive officers, and the administration and review of our incentive plans for employees and other service providers, including our equity incentive plans, and certain other matters related to our compensation programs. Our compensation committee met five times in 2021.
Compensation Committee Processes and Procedures
Our compensation committee intends to meet at least three times each year and may otherwise meet at such times and places as the committee determines. The agenda for each meeting is usually developed by the chair of our compensation committee, in consultation with our chief executive officer. Our compensation committee intends to meet regularly in executive sessions. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. In particular, our compensation committee consults with our chief executive officer pursuant to the charter of our compensation committee in connection with reviewing, recommending or determining our executive compensation policies. Nevertheless, our chief executive officer may not be present during our compensation committee’s executive sessions or during voting or deliberations of the compensation committee regarding such individual’s compensation. The charter of our compensation committee grants the committee full access to all of TuSimple’s books, records, facilities and personnel. In addition, our compensation committee has the authority, in its sole discretion, to retain or obtain the advice of compensation consultants, legal counsel, or other advisors of its choosing, and TuSimple must provide for appropriate funding, as determined by our compensation committee, for payment of reasonable fees to any such advisor retained by the committee. The compensation committee has direct responsibility for the appointment, compensation and oversight of the work of any such advisors engaged for the purpose of advising the committee. Under the charter of our compensation committee, the compensation committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to the compensation committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration six factors, prescribed by the SEC and the Nasdaq Global Stock Market, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.
During the year ended December 31, 2021, our compensation committee engaged the services of Compensia, Inc. (“Compensia”) and FW Cook (“Cook”), which are each national compensation consulting firms, to advise our compensation committee regarding the amount and types of compensation provided to our executive officers and non-employee directors. Neither Compensia nor Cook provides any services to us other than the services provided to our compensation committee. Our compensation committee has assessed the independence of Compensia and Cook pursuant to SEC and Nasdaq Global Stock Market rules and concluded that no conflict of interest exists that would prevent Compensia or Cook from independently representing our compensation committee.

Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Mr. Chao and Mr. Buss. Mr. Chao is the chair of the nominating and corporate governance committee. Our nominating and corporate governance committee assists our board of directors with its oversight of and identification of individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors, and selects, or recommends that our board of directors selects, director nominees, develops and recommends to our board of directors a set of corporate governance guidelines, and oversees the evaluation of our board of directors. Our nominating and corporate governance committee met two times in 2021.
Government Security Committee
In April 2022, our board of directors established a government security committee. Currently, Mr. Werner, our Security Director, Mr. Hou and Ms. Sterling are the members of the government security committee. Mr. Werner is the chair of the government security committee. Pursuant to the NSA, a security officer appointed by us and a representative from a third-party monitor, if appointed in the future by CFIUS, are non-voting, ex officio members of the government security committee. Our security committee assists our board of directors by providing oversight of our implementation and adherence to the terms of the NSA, including protection of certain of our intellectual property.
Director Nominations Process
Our board of directors will evaluate candidates for membership on our board of directors, including candidates nominated or recommended by stockholders, based on criteria established by our board of directors and as set forth in the Policies and Procedures for Director Candidates of our board of directors. As part of this process, our board of directors, with oversight of our nominating and corporate governance committee, will oversee a periodic evaluation of the performance of our board of directors as a whole and of individual directors and of the qualifications and performance of directors eligible for reelection at the annual meeting of stockholders. Specifically, in its evaluation of director candidates, including directors eligible for reelection, our board of directors seeks to achieve a balance of knowledge, experience, and capability on the board of directors and considers the following: the current size and composition of our board of directors and the needs of our board of directors and its respective committees; the diversity and related range of expertise and perspective of our board of directors in areas relevant to our business; such issues as character, judgment, diversity, age, independence, expertise, experience, length of service, other commitments and the like; and such other factors as the nominating and corporate governance committee may consider appropriate.
While the nominating and corporate governance committee has not established specific minimum qualifications for director candidates, it believes that candidates and nominees should reflect a board of directors that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have broad, business related knowledge and experience at the policy-making level in business, government, or technology, including their understanding of our industry and business in particular, (iv) have individual qualifications, relationships, and experience that would increase the overall effectiveness of our board of directors, (v) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members, (vi) are committed to enhancing stockholder value, and (vii) have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. In evaluating the candidates, the nominating and corporate governance committee does not assign any particular weighting or priority to various factors. With regard to candidates who are properly recommended by stockholders or by other means, the board of directors will review the qualifications of any such candidate, which review may, in the nominating and corporate governance committee’s discretion, include interviewing references for the candidate, performing background checks, direct interviews with the candidate, or other actions that such committee deems necessary or proper.
The nominating and corporate governance committee will apply these same principles when evaluating candidates to our board of directors who may be elected initially by the full board of directors to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected. After completing its review and evaluation of director candidates, the nominating and corporate governance committee selects, or recommends to the full board of directors for selection, the director nominees.
It is the policy of our board of directors to consider stockholder recommendations for board candidates. Stockholder recommendations for candidates to our board of directors must be received by December 31st of the year in which the recommended candidates will be considered for nomination, must be directed in writing to TuSimple Holdings Inc. 9191 Towne Centre Drive, Suite 600, San Diego, CA 92122, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and TuSimple within the last three years, and evidence of the recommending person’s ownership of TuSimple stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on our board of directors, including issues of character, judgment, diversity, age, independence, expertise, experience, length of service, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve. The nominating and corporate governance committee may request additional information regarding recommended candidates.
Stockholder nominations to the board of directors must meet the requirements set forth in our bylaws. Under these requirements, nominations for election to our board of directors may be made at a meeting of stockholders by any stockholder entitled to vote in the election of directors who provides timely written notice to our Secretary. This notice must contain specified information concerning the nominee and concerning the stockholder proposing the nomination. In order to be timely, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices within the time period specified in our bylaws.
Corporate Responsibility and Diversity

Employee Well-Being
We pride ourselves on the talent, passion, and dedication of our employees, who are united in our goal to revolutionize the global freight market.
We have built a values-based culture that emphasizes values such as striving for excellence, transparency, and support for each other. Our employees have access to development opportunities, a wide range of training, different career paths, and, most importantly, challenging and purposeful work. Our culture is also built on diversity, inclusion, camaraderie, and celebration. We organize regular cultural events, teambuilding activities and public recognition forums to strengthen our diversity and invest in strong relationships.
Apart from culture and career development, we offer a robust benefits package. This package includes vacation days, paid parental leave, 401(k), performance bonuses, and a premier health plan for employees and their dependents. We also regularly survey and host roundtables with our employees to better understand their needs and perspectives, and, as a result of these discussions, we have added benefits including conference funds, fitness stipends, teambuilding budgets, and pet insurance.
Diversity
Diversity is one of our company core values, and we believe in creating an inclusive and equitable environment that represents a broad spectrum of backgrounds and cultures.

Our Board of Directors values having a Board that reflects diverse perspectives, including those based on gender, ethnicity, skills, experience at policy-making levels in areas that are relevant to the Company’s activities, and functional, geographic, or cultural backgrounds. The following Board Diversity Matrix presents our Board diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors. Our Board satisfies the minimum objectives of Nasdaq Rule 5605(f)(3) by having at least one director who identifies as female and at least one director who identifies as a member of an Underrepresented Minority (as defined by Nasdaq Rules). As we pursue future Board recruitment efforts, our Nominating and Corporate Governance Committee will continue to seek out candidates who can contribute to the diversity of views and perspectives of the Board.
Board Diversity Matrix (as of April 29, 2022)
Total Number of Directors	8
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	3	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	1	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	1	—	—
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves, or served in prior years, as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or our compensation committee.
Transactions in the Company’s Securities
Our board of directors has adopted an Insider Trading Policy, which applies to all of our directors, officers, employees and agents (such as consultants and independent contractors), as well as certain family members, economic dependents, and any other individuals or entities whose transactions in securities such individual influences, directs or controls. Under this policy, such individuals are prohibited from transacting in publicly-traded options, such as puts and calls, and other derivative securities with respect to TuSimple’s securities, and such prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding TuSimple securities. Stock options, restricted stock units, restricted stock, stock appreciation rights and other securities issued pursuant to TuSimple’s benefit plans or other compensatory arrangements with TuSimple are not subject to this prohibition. In addition, for the three years following the date of the closing of our initial public offering, individuals subject to the Insider Trading Policy may (i) pledge up to 15% of the total number of shares of our common stock that such individuals beneficially own as collateral for loans and (ii) hold up to 15% of the total number of shares of our common stock that such individuals own in margin accounts.
Meetings of the Board of Directors
The full board of directors met 8 times during the year ended December 31, 2021. No director attended fewer than 75% of the total number of meetings of the board or of any committees of the board of which he or she was a member during the year ended December 31, 2021.
It is our policy that directors are invited and encouraged to attend our annual meetings of stockholders.

Director Compensation
The following table sets forth information about the compensation of each person who served as a director during the 2021 fiscal year, other than a director who also served as a named executive officer.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Total ($)
Brad Buss	80,000	699,656	643,965	1,423,621
Charles Chao	—	—	—	—
Karen C. Francis	80,000	1,343,621	—	1,423,621
Michelle Sterling	14,076	230,134	—	244,210
Bonnie Yi Zhang	75,000	608,564	—	683,564
Mo Chen	—	—	—	—
(1)
The amounts in this column represent the aggregate grant date fair value of stock awards or option awards granted to the non-employee director in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumptions made by TuSimple in determining the grant-date fair value of TuSimple’s equity awards. Subject to the director’s continuing service, the service-based requirement for the restricted stock units will be satisfied in full over a one-year period. Upon a transaction constituting a “Change in Control” as defined in the 2021 Plan, the service-based requirement applicable to outstanding equity awards granted pursuant hereto shall be deemed satisfied in full upon the effective date of such transaction.

(2)
In the case of Michelle Sterling, the aggregate grant date fair value of stock awards includes an RSU award that was granted during 2021 upon her becoming a consultant. However, all of such unvested RSUs were canceled and replaced with a new RSU award once Ms. Sterling was appointed as a non-employee director in 2021. As of December 31, 2021, certain of our non-employee directors held outstanding RSUs under which the following number of shares of our Class A Common Stock are issuable: Mr. Buss – 7,767; Ms. Francis – 7,767; Ms. Sterling – 3,708; and Ms. Zhang – 8,626.

(3)
As of December 31, 2021, Mr. Buss, held outstanding an option to purchase 60,000 shares of our Class A Common Stock. Ms. Francis exercised all 60,000 of her options to purchase shares of our Class A Common Stock and did not hold any outstanding options as of December 31, 2021.

Prior to the completion of our initial public offering in April 2021, we did not have a formal non-employee director compensation program, and our non-employee directors did not receive cash, equity, or other compensation for their service on our board of directors. Messrs. Hou and Lu, who served as executive officers during fiscal year 2021, and Mr. Chen, who served as an executive officer during fiscal year 2020, did not and do not receive any additional compensation for their service as a member of our board of directors.
Following the completion of our initial public offering in 2021, our board of directors adopted a compensation policy for its non-employee directors, which was amended in April 2022 in connection with the establishment of our government security committee and is described below (as amended, the “Non-Employee Director Compensation Policy”).
Cash Compensation
The Non-Employee Director Compensation Policy provides for annual cash retainers for all non-employee directors in connection with their service on our board of directors and committees. Each non-employee director is paid an annual cash retainer for $50,000 per year for general service on our board of directors as well as the following additional annual cash retainers for their board committee service:
	Chair	Member
Audit Committee	$25,000	$15,000
Compensation Committee	$20,000	$10,000
Government Security Committee	$32,500	$22,500
Nominating and Corporate Governance Committee	$10,000	$5,000
The Lead Independent Director is paid an additional annual cash retainer of $20,000.
In lieu of the Equity Award described below and in accordance with the NSA and the Non-Employee Director Compensation Policy, Mr. Werner, who serves as the Security Director under the NSA and the chair of the government security committee, will receive a cash payment equal to $250,000, pro-rated to reflect the number of days that the Security Director will serve on our board of directors until our June 9, 2022 annual shareholder meeting.

Annual cash retainers are paid quarterly in arrears. We reimburse reasonable expenses incurred by our non-employee directors in connection with attendance at board or committee meetings.
Equity Compensation
The compensation committee will approve a grant to each non-employee director an annual award of restricted stock units valued at $250,000 (the “Equity Award”). The Equity Award will be granted on or as soon as reasonably practicable after the date of the non-employee director’s appointment or election, and thereafter on or as soon as reasonably practicable after the date of each of our annual stockholder meetings provided that such director continues to serve on our board of directors after such meeting. Subject to the non-employee director’s continuous service, the Equity Award will vest in full over a one-year period and will vest on the earlier of the first day of the month that follows the one-year anniversary of such date of grant or on the date of the next regular annual meeting of the Company’s stockholders held following such date of grant, provided that the non-employee director remains in continuous service through such vesting date. In addition, an Equity Award granted between annual stockholder meetings to a newly-appointed director will be pro-rated to reflect the portion of the year that the director will serve on our board of directors. The Equity Award will vest in full if we are subject to a change in control prior to the termination of the non-employee directors’ continuous service.
Our non-employee directors are subject to minimum stock ownership guidelines set at five times the regular annual cash retainer. Ownership levels are expected to be achieved within five years of the guideline being applicable.
Stockholder Communications with the Board of Directors
Stockholders wishing to communicate with the board of directors or with an individual member of the board of directors may do so by writing to the board or to the particular director, care of the Secretary by mail to our principal executive offices, Attention: Corporate Secretary. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

EXECUTIVE OFFICERS
The following table provides information concerning our executive officers as of April 29, 2022:
Name	Age	Position(s)
Xiaodi Hou	37	Co-Founder, President, Chief Executive Officer, Chief Technology Officer and Chairman of the Board
Patrick Dillon	40	Chief Financial Officer
James Mullen	53	Chief Administrative and Legal Officer
Eric Tapia	45	Vice President, Global Controller
Xiaodi Hou, See biographical information set forth above under “Proposal One — Election of Directors — Information Regarding the Nominees.”
Patrick Dillon has served as our Chief Financial Officer since December 2020. Mr. Dillon has more than 13 years of experience working in finance, investment banking and public accounting. Prior to joining us, from August 2011 to December 2020, Mr. Dillon was a member of the investment banking division of Morgan Stanley, co-leading its coverage of vehicle technology companies. During his tenure at Morgan Stanley working in both the New York and Chicago offices, Mr. Dillon advised clients on capital raising, mergers and acquisitions and other strategic transactions. Prior to his work at Morgan Stanley, Mr. Dillon was a member of Deloitte’s tax consulting practice in Chicago from 2005 to 2009. Mr. Dillon holds a Bachelor of Business Administration and M.S. in accountancy from the University of Notre Dame Mendoza College of Business and an M.B.A. from the University of Chicago Booth School of Business.
James Mullen has served as our Chief Administrative and Legal Officer since September 2020. Mr. Mullen has more than 15 years of executive leadership experience in the trucking industry. Mr. Mullen is also a member of the Board of Directors for the American Trucking Associations, the largest and most comprehensive national trade association for the trucking industry. Prior to joining us, from October 2019 to September 2020, Mr. Mullen was the acting administrator of the Federal Motor Carrier Safety Administration (“FMCSA”) where he was responsible for regulating over 500,000 motor carriers and over 3.5 million commercial drivers and was responsible for the agency’s $700 million budget and 53 field offices. From June 2018 to October 2019, Mr. Mullen was the chief counsel of the FMCSA rendering legal services and policy direction for the FMCSA. From December 2016 to June 2018, Mr. Mullen was a professional consultant providing services and advice to large motor carriers and trade associations. From June 2006 to December 2016, Mr. Mullen was an executive at Werner Enterprises, Inc., a publicly-traded transportation and logistics company, serving as Executive Vice President and General Counsel from May 2010 to December 2016 and as Vice President and General Counsel of Litigation from June 2006 to May 2010. From 1993 to 2006, Mr. Mullen was in the private practice of law. Mr. Mullen holds a J.D. from the University of Nebraska College of Law and a B.A. in economics from the University of Nebraska.
Eric Tapia has served as our Vice President, Global Controller since May 2021. Mr. Tapia brings more than 20 years of experience working in finance, controllership, audit, and interacting with public companies’ Boards and Audit Committees. Before TuSimple, Mr. Tapia was the VP Controller and Section 16 officer of W.W. Grainger, Inc., a $12 billion Fortune 200 company (NYSE: GWW) and supplier and distributor of maintenance, repair, and operating products. In this role, Mr. Tapia led large multi-country teams and was responsible for Grainger’s global controllership and tax operations, financial reporting (internal/managerial, SEC reporting, external audits), financial operations, and internal controls. Previously, Mr. Tapia served as GWW’s Vice President, Internal Audit, and before joining Grainger in 2010, Mr. Tapia was an audit partner with Big-4 firm KPMG. Mr. Tapia is a Certified Public Accountant and holds an accounting degree from the University of Puerto Rico and an M.B.A. from Duke University’s Fuqua School of Business.

EXECUTIVE COMPENSATION
2021 Summary Compensation Table
The following table shows information regarding the compensation of our named executive officers for services performed during the years ended December 31, 2020 and December 31, 2021.
Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	Stock Awards ($)[2]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)[3]	All Other Compensation ($)	Total ($)
Xiaodi Hou[4] Chief Executive Officer, Chief Technology Officer and Chairman of the Board	2021	325,000	—	14,110,000	9,160,467	187,000	551,424[5]	24,333,891
	2020	280,000	620[6]	—	—	45,000	73,968[7]	399,588
Cheng Lu8 Former President and Chief Executive Officer	2021	450,000	—	—	65,998,500	305,000	15,237[9]	66,768,737
	2020	387,500	—	8,241,413	7,785,783[10]	60,000	1,076,259[11]	17,550,955
Patrick Dillon Chief Financial Officer	2021	350,000	150,000[12]	705,500	458,023	200,000	34,046[13]	1,897,569
	2020	9,423[14]	50,000[15]	494,485	1,528,703	—	—	2,082,611
James Mullen Chief Administrative and Legal Officer	2021	350,000	—	8,818,750	—	179,000	16,053[16]	9,363,803
	2020	75,000[17]	35,000[18]	329,657	1,020,045	20,000	—	1,479,702
1.	The amounts in this column represent the total base salaries earned in fiscal years 2020 and 2021.
2.
Represents the aggregate grant date fair value of equity compensation awards granted to the named executive officer, computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumptions made by us in determining the grant date fair value of our equity awards.

3.	Represents cash annual bonus amounts earned by our named executive officers.
4.
Mr. Hou has served as our Chief Technology Officer and a member of our board of directors since our inception in 2015. Mr. Hou was appointed, and now serves as our President, Chief Executive Officer and Chairman of the Board as of March 3, 2022.

5.	Represents (1) $16,053 paid for life insurance premiums paid by us on behalf of Mr. Hou; and (2) $535,371 paid for legal, trust, and tax-planning related service fees paid by us on behalf of Mr. Hou.
6.	Amount reflects a patent bonus paid to Mr. Hou.
7.
Represents: (1) $36,606 paid by us on behalf of Mr. Hou for outside legal advisory services; (2) $11,010 paid by us on behalf of Mr. Hou for certain estate planning services; (3) $8,500 paid by us on behalf of Mr. Hou for outside tax planning-related services; and (4) $17,852 for life insurance premiums paid by us on behalf of Mr. Hou.

8.
Mr. Lu became our President in January 2019 and Chief Executive Officer in September 2020. He resigned as President and Chief Executive Officer, effective as of March 3, 2022, and continues to provide services to us in a consulting role.

9.	Represents insurance premiums paid by the Company.
10.
The amount reflected in this column comprises $6,718,182 for the fair value of the grant of options to purchase 2,125,000 shares of Class A Common Stock with an exercise price of $0.46 per share to Mr. Lu on March 4, 2020 and $1,067,681 as incremental additional value resulting from modification of this option when the Company forgave the principal amount and accrued interest on a partial-recourse promissory note Mr. Lu issued to the Company in connection with exercising the options. The loan forgiveness was effective in December 2020.

11.
Represents (1) $15,312 for life insurance premiums paid by us on behalf of Mr. Lu, (2) $988,947 of income related to Company’s forgiveness in December 2020 of principal and accrued interest with respect to a partial-recourse promissory note issued by Mr. Lu to the Company in connection with his exercise of an option to purchase 2,125,000 shares of Class A Common Stock in March 2020, and (3) $72,000 of travel and relocation benefits.

12.	Represents a $150,000 one-time cash bonus, contingent upon our successful completion of our initial public offering on or before the end of the 2021 calendar year.
13.	Represents (1) $19,046 in life insurance premiums paid by us on behalf of Mr. Dillon, and (2) $15,000 paid to Mr. Dillon for relocation expenses.
14.	Mr. Dillon’s employment with us commenced in December 2020, and his annual base salary was initially set at $350,000.
15.	Represents a one-time sign-on bonus paid to Mr. Dillon at the time of his hire.
16.	Represents life insurance premiums paid by us on behalf of Mr. Mullen.
17.	Mr. Mullen’s employment with us commenced in September 2020, and his annual base salary was initially set at $325,000.
18.	Represents a one-time sign-on bonus paid to Mr. Mullen at the time of his hire.

Narrative Explanation of Compensation Arrangements with Our Named Executive Officers
In March 2021, we entered into confirmatory employment agreements with each of Messrs. Hou, Lu, Dillon, and Mullen, each of which supersedes their initial offer letters. Our employment agreements set forth each such named executive officer’s annual base salary and, where applicable, target bonus opportunity. In the case of Mr. Dillon, the employment agreement provides for payment of a cash bonus upon our initial public offering. We have also granted equity awards to our named executive officers during their employment (see also below under “— Outstanding Equity Awards at 2021 Year-End”).
Cash Compensation
The annual base salary of each named executive officer, and such officer’s incentive bonus opportunity, are expected to be reviewed from time to time and may be adjusted by our board of directors or compensation committee based on a variety of quantitative and qualitative factors, including each executive’s job responsibilities, experience, performance, and competitive market levels, as well as the recommendations of our Chief Executive Officer (except with respect to his own salary). No named executive officer is entitled to any automatic base salary increases as part of their employment arrangements.
In 2021, Mr. Hou was provided a market adjustment to his salary, which increased from $300,000 to $350,000. There were no other changes to the named executive officers’ base salaries in 2021. Each of our named executive officers was also eligible to receive a cash incentive award in 2021, with bonus payouts earned based on overall achievement of our 2021 strategic goals, as well as each individual’s performance. The table below shows the 2021 base salary and target annual cash bonus opportunity for each named executive officer:
Name	2021 Salary	2021 Target Bonus (as % of Base Salary)	2021 Target Bonus as a Dollar Amount
Xiaodi Hou	$350,000	50%	$175,000
Cheng Lu	$450,000	75%	$337,500
Patrick Dillon	$350,000	60%	$210,000
James Mullen	$350,000	60%	$210,000
Equity Compensation
We offer equity and equity-based awards to our named executive officers as the long-term incentive component of our compensation program. In 2021, we granted our named executive officers equity-based awards in the form of restricted stock units and stock options under our 2021 Plan. Stock options align executives’ realizable compensation with the creation of stockholder value and serve as an effective long-term incentive vehicle to retain talent and incentivize performance. Executives only realize value from options if our stock price increases following the grant date. Restricted stock units support retention and provide alignment with stockholders’ interests during the vesting term. Generally, our equity-based awards vest over four years, subject to the employee’s continued employment with us on each vesting date.
Compensation Changes in Fiscal 2022
In April 2022, and in consultation with our compensation committee, the Board has approved the following compensation arrangement changes for Mr. Dillon and Mr. Mullen: (i) an increase to such executive’s base salary from $350,000 to $450,000, (ii) an increase to such executive’s annual target bonus opportunities from 50% to 75% of each of their base salaries, (iii) a $500,000 cash bonus, subject to such executive’s continuous employment through April 11, 2023, and (iv) a $4,000,000 equity grant for each such executive in the form of a restricted stock unit, subject to the following vesting schedule: 12.5% of RSUs shall vest when the grantee completes six months of continuous service after the Vesting Commencement Date; and 12.5% of RSUs shall vest when the grantee completes each six months of continuous service thereafter, and (v) an amendment to the terms of the Change in Control and Severance Agreements entered into with such executives (as further described below), which provides that in the event of an involuntary termination outside of a Change in Control Period (as defined in the Change in Control and Severance Agreements), the total number of vested shares subject to each of such executive’s then-outstanding equity awards subject to time-based vesting shall be determined by adding twelve (12) months to executive’s actual period of employment as of the separation date. In the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be deemed satisfied in accordance with the terms set forth in the award agreement evidencing the applicable equity award.
We have entered into both a confirmatory employment agreement and a Change of Control and Severance Agreement with Xiaodi Hou, each of which remains in force in Mr. Hou’s capacity as our current Chief Executive Officer. Mr. Hou’s Change of Control and Severance Agreement is subject to the same terms as our named executive officers, as described under the “Severance and Change in Control Benefits” section below. Pursuant to Mr. Hou’s employment agreement, he is entitled to a base salary of $350,000 and an annual target bonus opportunity of up to 50% of his base salary. In April 2022, and at the recommendation of our compensation committee, the Board has approved the following compensation arrangement changes for Mr. Hou: (i) an increase to such executive’s base salary from $350,000 to $500,000, and (ii) an increase to such executive’s annual target bonus opportunities from 50% to 75% of his base salary.
Severance and Change in Control Benefits
On March 22, 2021, we entered into Change in Control and Severance Agreements (the “Severance Agreements”) with each of Messrs. Hou, Lu, Dillon, and Mullen. As described above, the Severance Agreements for Mr. Dillon and Mr. Mullen were subsequently amended in April 2022 (the “Amended Severance Agreements”). The Severance Agreements and the Amended Severance Agreements provide for certain benefits if an officer is subject to a termination without cause or resigns for certain good reasons (an involuntary termination), which are described below.
Other than respect to the Amended Severance Agreements described above for Mr. Dillon and Mr. Mullen, the Severance Agreements and Amended Severance Agreements entered into with each of our named executive officers, provide that if an officer is subject to a termination without cause or resigns for certain good reasons (an involuntary termination), such individual will be eligible to receive, for the 12-month period following such involuntary termination (except as noted below) continued payment of base salary, continued payment of the employer’s portion of insurance premiums under COBRA, and vesting acceleration of all outstanding equity awards (unless our board of directors provides otherwise at the time an award is granted) as if the individual had provided continuous service for a period of six (6) months following termination (and the opportunity to vest into certain performance awards during the specified period following such involuntary termination).
Pursuant to the Severance Agreements and the Amended Severance Agreements, if an involuntary termination occurs during the period beginning three months prior to, and ending on the date that is twelve (12) months after, our change in control, each of our named executive officers is eligible to receive, for the 18-month period following such involuntary termination, continued payment of base salary, continued payment of the employer’s portion of insurance premiums under COBRA, and a prorated bonus (at 100% of target). Further, all of the executive’s then-unvested time-based equity awards shall become vested (unless our board of directors provides otherwise at the time an award is granted). In the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be determined in accordance with the terms set forth in the award agreement evidencing the applicable equity award.
As described above, pursuant to a recommendation made by our compensation committee, the Board has approved an amendment to the terms of the Change in Control and Severance Agreements entered into with Mr. Dillon and Mr. Mullen, which provides that, in the event of an involuntary termination outside of a Change in Control Period (as defined in the Change in Control and Severance Agreements), the total number of vested shares subject to each of such executive’s then-outstanding equity awards subject to time-based vesting shall be determined by adding twelve (12) months to executive’s actual period of employment as of the separation date. In the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be deemed satisfied in accordance with the terms set forth in the award agreement evidencing the applicable equity award.
All such payments and benefits are contingent on the officer’s execution and non-revocation of a general release of claims against us and satisfaction of other typical conditions.
Employee Benefits and Perquisites
Our named executive officers are eligible to participate in our health and welfare plans to the same extent as are other full-time employees generally. We also pay life insurance premiums on behalf of our named executive officers. We have also reimbursed named executive officers for certain legal, tax, and estate planning advisory services related their ownership of company securities and also reimbursed certain travel and relocation expenses. Other than these items, we generally do not provide our named executive officers with perquisites or other personal benefits. However, we do reimburse our named executive officers for their necessary and reasonable business and travel expenses incurred in connection with their services to us.
Our named executive officers are also eligible to participant in the 401(k) plan we maintain for our employees generally. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Service Code, so that contributions to the 401(k) plan, and the investment earnings thereon, are not taxable to the employees until withdrawn. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limits and to have the amount of such reduction contributed to their 401(k) plans. We did not make during 2020 or 2021 any matching contributions or other company contributions to or on behalf of any employee, including our named executive officers.
Pension Benefits and Nonqualified Deferred Compensation
Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan or non-qualified deferred compensation plan sponsored by us during the fiscal years ended December 31, 2020 and December 31, 2021.
Equity Compensation
We offer equity and equity-based awards to our named executive officers as the long-term incentive component of our compensation program. We typically grant equity-based awards to new hires upon their commencing employment with us. Stock options allow employees to purchase shares of our Class A Common Stock at a price per share at least equal to the fair market value of our Class A Common Stock on the date of grant and may or may not be intended to qualify as “incentive stock options” for U.S. federal income tax purposes. Restricted stock units allow employees to receive shares of our Class A Common Stock upon satisfaction of specified vesting criteria. Generally, our equity-based awards vest over four years, subject to the employee’s continued employment with us on each vesting date; however, we may grant, and have granted, awards with different vesting schedules from time to time, including awards that vest upon achievement of performance-based milestones.
As described above under “Severance and Change in Control Benefits,” equity awards granted to our named executive officers are subject to accelerated vesting under certain circumstances

Outstanding Equity Awards at 2021 Year-End
The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2021.
Except as otherwise noted below, options to purchase shares of our Class A Common Stock are exercisable at any time, with unvested shares acquired subject to repurchase by us at the lower of the then-fair market value or the exercise price per share, in each case following termination of the individual’s continuous service with us.
The vesting schedule applicable to each outstanding award is described in the footnotes to the table below.
As described above under “Severance and Change in Control Benefits,” equity awards granted to our named executive officers are subject to accelerated vesting under certain circumstances.
		Option Awards					Stock Awards
Name	Vesting Commencement Date	Securities Underlying Unearned, Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) Vested	Number of Securities Underlying Unexercised Options (#) Unvested	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[1]
Xiaodi Hou	6/1/2021	—	—	—	—	—	200,000	$7,170,000[2]
	7/20/2021	400,000	—	400,000	$47.79	7/19/2031	—	—
Cheng Lu	6/30/2019	—	—	—	—	—	175,000	$6,273,750[2]
	12/31/2020	350,000	150,000	350,000	$4.20	12/24/2030	—	—[3]
	12/31/2020	70,000	30,000	70,000	$8.11	12/24/2030	—	—[3]
	12/31/2020	70,000	30,000	70,000	$14.00	12/24/2030	—	—[3]
	12/31/2020	920,000	230,000	920,000	$14.14	3/4/2031	—	—[4]
	3/4/2021	1,150,000	—	1,150,000	$14.14	3/4/2031	—	—[5]
Patrick Dillon	12/15/2020	—	—	—	—	—	45,000	$1,613,250[6]
	12/15/2020	187,500	62,500	187,500	$4.20	12/24/2030	—	—[7]
	12/15/2020	37,500	12,500	37,500	$8.11	12/24/2030	—	—[7]
	12/15/2020	37,500	12,500	37,500	$14.00	12/24/2030	—	—[7]
	6/1/2021	—	—	—	—	—	10,000	$358,500 [8]
	7/20/2021	—	—	20,000	$47.79	7/19/2031	—	—[9]
James Mullen	9/15/2020	—	—	—	—	—	27,500	$985,875[6]
	9/29/2020	103,125	46,875	103,125	$4.20	12/24/2030	—	—[9]
	9/29/2020	34,375	15,625	34,375	$8.11	12/24/2030	—	—[9]
	9/29/2020	34,375	15,625	34,375	$14.00	12/24/2030	—	—[9]
	3/1/2021	—	—	—	—	—	125,000	$4,481,250[8]
1.	Market value is based on $35.85 per share, which was the closing price of our Class A Common Stock on the last trading day of our 2021 fiscal year, December 31, 2021.
2.
Represents an award of restricted stock units granted, whereby the time-based vesting requirement shall be satisfied in connection with continuous service over three years, with 30% of the time-based vesting requirement becoming satisfied upon completion of one-year of service and 8.75% of the time-based vesting requirement becoming satisfied upon the completion of each quarter of service thereafter.

3.
The Time-Based Requirement will be satisfied in installments as to 30% of the Shares subject to this Option when the Optionee completes 12 months of continuous Service and as to 8.75% of the Shares subject to this Option for each quarter of continuous Service.

4.
The Time-Based Requirement will be satisfied in twenty (20) equal installments as to 5% of the Shares subject to this Option when the Optionee completes each quarter of continuous Service measured from the Vesting Commencement Date.

5.
The Performance-Based Requirement will be satisfied with respect to all Shares subject to this option when the Company has satisfied each of the Performance Milestones before the Expiration Date. For the avoidance of doubt, each of the Performance Milestones can be satisfied at different times and in different orders. For purposes of this option, the Performance Milestones are as follows: (i) The Company's average market capitalization during any consecutive 180-day period is no less than US$25,000,000,000; (ii) The average number of L4 autonomous semi-trucks operated by the Company (whether owned by the Company or its customers) in any 90-day period (calculated by daily trucks actively engaged in freight transportation) is no less than 1,500; and (iii) The Company's revenues from its Autonomous Freight Network for any 12-month period exceed US$200,000,000.

6.
Represents an award of restricted stock units granted, whereby the time-based vesting requirement shall be satisfied in connection continuous service over four years, with 25% of the time-based vesting requirement becoming satisfied upon completion of one-year of service and 6.25% of the time-based vesting requirement becoming satisfied upon the completion of each quarter of service thereafter.

7.
The first 25% of the RSUs subject to this award will vest when the participant completes 12 months of continuous service, an additional 12.5% of the RSUs subject to this award will vest on a semi-annual period thereafter, provided that you remain in continuous service as an employee, consultant or outside director (“Service”) through each such date.

8.
Represents an award of restricted stock units granted, whereby the time-based vesting requirement shall be satisfied in connection continuous service over four years, with 25% of the time-based vesting requirement becoming satisfied upon completion of one-year of service and 6.25% of the time-based vesting requirement becoming satisfied upon the completion of each quarter of service thereafter.

9.
25% of the options shall vest and becomes exercisable when the grantee completes 12 months of continuous service as an employee or consultant (“Service”) after the Vesting Commencement Date. 12.5% of the options shall vest when the grantee completes each six months of continuous service thereafter.

10.
First 25% of the RSUs subject to this award will vest when you complete 12 months of continuous service from the vesting commencement date, an additional 25% of the RSUs subject to this award will vest after 24 months from the vesting commencement date, an additional 25% of the RSUs subject to this award will vest 36 months from the vesting commencement date and the remaining 25% of the RSUs subject to this award will vest 48 months from the vesting commencement date period, provided that you remain in continuous service as an employee, consultant or outside director ("Service") through each such date.

11.
Represents an award of restricted stock units granted, whereby the time-based vesting requirement shall be satisfied in connection with continuous service over a four-year period with 25% of the RSUs vesting upon completion of one-year of service and 12.5% of the RSUs vesting every six-months thereafter, provided that the grantee remains in continuous service on each such vesting date

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our Class A Common Stock as of April 12, 2022, for:
•	each of our named executive officers;
•	each of our directors;
•	all of our executive officers and directors as a group; and
•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding Class A Common Stock or Class A Common Stock.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days and shares of Class A Common Stock underlying restricted stock units that may be settled within 60 days of April 12, 2022.
The percentage ownership columns in the table is based on 199,024,672 shares of our Class A Common Stock outstanding and 24,000,000 shares of our Class B Common Stock outstanding as of April 12, 2022. The holders of our Class A Common Stock have the right to one vote for each share of Class A Common Stock they held as of the Record Date, and the holders of our Class B Common Stock have the right to ten votes for each share of Class B Common Stock they held as of the Record Date
We have determined beneficial ownership in accordance with the rules and regulations of the SEC. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all Class A Common Stock or Class B Common Stock that they beneficially own, subject to applicable community property laws.
Unless otherwise indicated, the business address of each beneficial owner listed in the table below is 9191 Towne Centre Drive, Suite 600, San Diego, CA 92122.
Name of Beneficial Owner	Number of Shares of Class A Common Stock	%	Number of Shares of Class B Common Stock	%	% of Total Voting Power
Named Executive Officers and Directors:
Xiaodi Hou(1)	13,367,314	6.4%	12,000,000	50%	30.4%
Patrick Dillon(2)	142,878	*	—	—	*
James Mullen(3)	148,739	*	—	—	*
Brad Buss(4)	262,243	*	—	—	*
Mo Chen(5)	6,367,314	3.0%	12,000,000	50%	28.8%
Karen Francis(6)	142,502	*	—	—	*
Michelle M. Sterling(7)	3,750	*	—	—	*
Charles Chao(8)	24,676,708	12.4%	—	—	5.6%
Bonnie Yi Zhang(9)	—	—	—	—	—
Reed B. Werner	—	—	—	—	—
Cheng Lu(10)	3,884,578	1.9%	—	—	*
All Executive Officers and Directors as a Group (11 persons)(11)	45,169,698	20.2%	24,000,000	100%	65.0%
5% Stockholders:
Sun Dream Inc.(12)	24,676,708	12.4%	—	—	5.6%
TRATON SE(13)	15,782,220	7.9%	—	—	3.6%
*	Less than 1 percent.
(1)
Consists of (i) 13,367,314 shares of Class A Common Stock held by White Marble LLC, a limited liability company organized in Delaware and beneficially owned by Mr. Hou, (ii) 12,000,000 shares of Class B Common Stock held by White Marble International Limited, a company incorporated in Samoa and beneficially owned by Mr. Hou (iii) 400,000 shares of Class A Common Stock underlying stock options that are exercisable within 60 days of the Record Date and (iv) 200,000 shares of Class A Common Stock underlying restricted stock units that will be vested within 60 days of the Record Date. The registered address of White Marble International Limited is Sertus Chambers, P.O. Box 603, Apia, Samoa. The Class A Common Stock beneficially owned does not include the shares issuable upon conversion of the Class B Common Stock.
(2)
Consists of (i) 12,253 shares of Class A Common Stock, (ii) 21,250 shares of Class A Common Stock underlying restricted stock units that will be vested within 60 days of the Record Date and (iii) 109,375 shares of Class A Common Stock underlying stock options that are exercisable within 60 days of the Record Date.

(3)
Consists of 8,739 shares of Class A Common Stock, (ii) 46,250 shares of Class A Common Stock underlying restricted stock units that will be vested within 60 days of the Record Date and (iii) 93,750 shares of Class A Common Stock underlying stock options that are exercisable within 60 days of the Record Date.

(4)
Consists of (i) 42,680 shares of Class A Common Stock held by Mr. Buss, (ii) 141,441 shares of Class A Common Stock held by the 2011 Buss Family Trust, (iii) 141,442 shares of Class A Common Stock held by the Buss Family Heritage Trust, (iv) 60,000 shares underlying a stock option to purchase shares of Class A Common Stock exercisable within 60 days of the Record Date and (v) 17,680 shares of Class A Common Stock underlying restricted stock units that will be vested within 60 days of the Record Date. The registered address of the 2011 Buss Family Trust and the Buss Family Heritage Trust is c/o Brad Buss, 9191 Towne Centre Drive, Suite 600, San Diego, CA 92122.

(5)
Consists of 12,000,000 shares of Class B common stock held by Gray Jade Holding Limited, a company incorporated in British Virgin Islands and beneficially owned by The Chen Family Trust, 75,000 shares of Class A common stock held by THC International Limited, a company incorporated in British Virgin Islands and beneficially owned by Mr. Mo Chen, and 6,292,314 shares of Class A common stock held by Brown Jade Holding Limited, a company incorporated in British Virgin Islands and beneficially owned by Mr. Chen. The registered address of Gray Jade Holdings Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands. The registered address of THC International Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. The registered address of Brown Jade Holding Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. The Class A Common Stock beneficially owned does not include the shares issuable upon conversion of the shares of the Class B Common Stock.

(6)
Consists of (i) 84,822 shares of Class A Common Stock held by Ms. Francis, (ii) 20,000 shares of Class A Common Stock held by the Karen C. Francis Second Restated Revocable Trust dated 1.30.2012, (iii) 20,000 shares of Class A Common Stock held by the Richard C. DeGolia Trust dated 8.27.2004, and (iv) 17,680 shares of Class A Common Stock underlying restricted stock units that will be vested within 60 days of the Record Date. The registered address of the Karen C. Francis Second Restated Revocable Trust dated 1.30.2012 is c/o Karen Francis, 9191 Towne Centre Drive, Suite 600, San Diego, CA 92122. The registered address of the Richard C. DeGolia Trust dated 8.27.2004 is c/o Karen Francis, 9191 Towne Centre Drive, Suite 600, San Diego, CA 92122.

(7)
Consists of (i) 1,250 shares of Class A Common Stock held by Ms. Sterling and (ii) 2,500 shares of Class A Common Stock underlying restricted units that will be vested within 60 days of the Record Date.

(8)	Consists of 24,676,708 shares of Class A Common Stock held by Sun Dream Inc. Sun Dream Inc is ultimately controlled by Mr. Charles Chao.
(9)	Ms. Zhang does not beneficially own any shares of Class A Common Stock or Class B Common Stock.
(10)
Consists of (i) 1,719,578 shares of Class A Common Stock held by Mr. Lu, (ii) 900,000 shares of Class A Common Stock held by Hickory Wood Grove LLC, a limited liability company incorporated in Delaware and beneficially owned by the Lu Family Descendants Trust, (iii) 440,000 shares of Class A Common Stock underlying stock options exercisable within 60 days of the Record Date and (iv) 825,000 shares of Class A Common Stock underlying restricted stock units that will vest within 60 days of the Record Date. The registered address of Hickory Wood Grove LLC is 20 Montchanin Road, Greenville, DE 19807.

(11)
Consists of (i) 44,742,963 shares of Class A Common Stock, (ii) 24,000,000 shares of Class B Common Stock, (iii) 163,610 shares of Class A Common Stock underlying restricted stock units that will be vested within 60 days of the Record Date, and (iv) 263,125 shares of Class A Common Stock underlying stock options exercisable within 60 days of the Record Date. Does not include shares beneficially owned by Mr. Lu.

(12)
Based solely on the Schedule 13G filed by the stockholder with the SEC on February 14, 2022, consists of 24,676,708 shares of Class A Common Stock held by Sun Dream Inc. Sun Dream Inc is ultimately controlled by Mr. Charles Chao. The registered address of Sun Dream Inc is P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1—1205 Cayman Islands.

(13)
Based solely on the Schedule 13G filed by the stockholder with the SEC on February 14, 2022, consists of 15,782,220 shares of Class A Common Stock. Immediately following the consummation of the transactions contemplated by that certain Agreement and Plan of Merger dated November 7, 2020, by and among Navistar International Corporation, TRATON SE, and Dusk Inc., a Delaware corporation and wholly owned subsidiary of TRATON SE, on July 1, 2021, each of (i) TRATON SE, (ii) Volkswagen Aktiengesellschaft, (iii) TRATON International S.A., (iv) Navistar International Corporation, (v) Navistar, Inc., (vi) International of Mexico Holding Corporation (IMHC) and (vii) International Truck and Engine Corporation Cayman Islands Holding Company may have been deemed to share beneficial ownership in some or all of such securities.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information as of December 31, 2021 with respect to our existing equity compensation plans.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity compensation plans approved by stockholders(1)	13,965,738	$12.91	15,429,401
Equity compensation plans not approved by stockholders	—	—	—
Total	13,965,738	$12.91	15,429,401
(1)
Included in this amount are no shares available for future issuance under our 2017 Share Plan, 13,415,987 shares available for future issuance under our 2021 Equity Incentive Plan, and 2,013,414 shares available for future issuance under our 2021 Employee Stock Purchase Plan.

(2)	The weighted average exercise price does not take into account outstanding RSUs or share value awards, neither of which have exercise prices.
(3)
All of our equity compensation plans have been approved by stockholders. This information is with respect to the 2017 Share Plan (the “2017 Plan”), the 2021 Equity Incentive Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (the “2021 ESPP”). The 2021 Plan is the successor to and continuation of the 2017 Plan. As of the effective date of our initial public offering, no additional awards were to be granted under the 2017 Plan, but all stock awards granted under the 2017 Plan remain subject to their existing terms.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Party Transactions
We have adopted a written related party transaction policy. The policy provides that our executive officers, directors, holders of more than 5% of any class of our voting securities and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to our audit committee for review, consideration and approval. In approving or rejecting the proposed transactions, our audit committee will take into account all of the relevant facts and circumstances available.
Although we did not have a written policy for the review and approval of transactions with related persons before our initial public offering in April 2021, our board of directors historically reviewed and approved any transaction where a director or officer had a financial interest. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest in the agreement or transaction were disclosed to our board of directors. Our board of directors took this information into account when evaluating the transaction and in determining whether such transaction was fair to us and in the best interest of all our stockholders.
Certain Related Party Transactions
In addition to the compensation arrangements with directors and named executive officers described elsewhere in this proxy statement, the following is a description of each transaction since January 1, 2021 and each currently proposed transaction in which:
•	we have been or are to be a participant;
•	the amount involved exceeded or exceeds $120,000; and
•
any of our directors, executive officers or holders of more than 5% of our share capital, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Sale of Series E Redeemable Convertible Preferred Stock
In December 2020 and January 2021, we sold an aggregate of 25,695,018 shares of Series E redeemable convertible preferred stock at a purchase price of $14.1401 per share to accredited investors for an aggregate purchase price of $363.3 million. Each share of Series E redeemable convertible preferred stock converted automatically into one share of Class A Common Stock immediately prior to the completion of our initial public offering.
The following table summarizes purchases of our Series E redeemable convertible preferred stock by our directors and holders of more than 5% of our share capital.
	Series E Redeemable Convertible Preferred Shares
Purchaser	Number of Shares	Aggregate Gross Consideration ($)
Trust affiliated with Brad Buss(1)	282,883	$4,000,000
Trust affiliated with Karen C. Francis(2)	40,000	$565,604
Total	322,883	$4,565,604
(1)	A trust affiliated with Brad Buss, our director, purchased shares of our Series E redeemable convertible preferred stock.
(2)	Trusts affiliated with Karen C. Francis, our director, purchased shares of our Series E redeemable convertible preferred stock.
Amended and Restated Stockholders’ Agreement
We entered into a stockholders agreement with our stockholders, including entities with which certain of our directors are affiliated. These stockholders are entitled to rights with respect to the registration of their shares following our initial public offering under the Securities Act.

Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and provides that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation also provides our board of directors with discretion to indemnify our officers and employees when determined appropriate by our board of directors.
We have entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The indemnification agreements provide that we will indemnify each of our directors, executive officers, and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of our directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law and our amended and restated certificate of incorporation. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.
Concurrent Private Placement
Classic Elite Limited and entities affiliated with Perry Creek Capital Partners agreed to purchase up to $35.0 million of shares of our Class A Common Stock in a private placement at a price per share equal to our initial public offering price. Based on the initial public offering price of $40.00 per share, this equaled 874,999 shares. We received the full proceeds and did not pay any underwriting discounts or commissions with respect to the shares that were sold in the private placement. The shares purchased in the private placement were subject to a lock-up agreement with the underwriters for a period of up to 121 days after the date of our initial public offering. This transaction was contingent upon, and closed concurrently with, the closing of our initial public offering.
Other Transactions
In connection with our initial public offering, we entered into exchange agreements with our co-founders Mo Chen and Xiaodi Hou, pursuant to which 24,000,000 shares of our Class A Common Stock held by such co-founders, or entities controlled by our founders, were automatically exchanged for an equivalent number of shares of Class B Common Stock immediately prior to the completion of our initial public offering.
Joint Development Agreement
In July 2020, the Company entered into a Joint Development Agreement (“JDA”) with Navistar, Inc. (“Navistar”), which is now a subsidiary of TRATON SE, under which the parties will work collaboratively to develop a purpose-built L4 autonomous semi-truck. Under the JDA, the parties grant each other rights to their background intellectual property to permit them to conduct research and development activities. Pursuant to the JDA, we agree to reimburse Navistar up to $10.0 million for research and development expenses incurred. Payment of reimbursements is deferred to align with the achievement of certain milestones and reimbursements due are recorded within accrued expenses in our consolidated balance sheets. All reimbursements are expected to be paid within 12 months of our incurring the obligation. Upon successful completion of the development activities under the JDA, the parties will enter into good faith negotiations for a production license agreement. Products developed will be jointly commercialized by the parties.
As of December 31, 2021, expenses incurred by Navistar for reimbursement under the JDA are $10.0 million of which we paid approximately $2.8 million in 2021.

AUDIT COMMITTEE REPORT
The information contained in the following report of TuSimple’s audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that TuSimple specifically incorporates it by reference.
The audit committee has reviewed and discussed with TuSimple’s management and KPMG LLP the audited consolidated financial statements of TuSimple for the year ended December 31, 2021. The audit committee has also discussed with KPMG LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board regarding communications between our independent registered public accounting firm and audit committee.
The audit committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence from us.
Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in TuSimple’s annual report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission.
Submitted by the audit committee of the board of directors
Karen C. Francis
Brad Buss
Bonnie Yi Zhang

OTHER MATTERS
We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as TuSimple may recommend.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote at your earliest convenience on the Internet or by telephone as instructed, or by executing and returning a proxy card, if you have requested one, in the envelope provided.

tu simple

TUSIMPLE HOLDINGS INC.
9191 TOWNE CENTRE DRIVE
SAN DIEGO, CA 92122

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 8, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TSP2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 8, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D79051-P68176 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TUSIMPLE HOLDINGS INC.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE FOUR DIRECTOR NOMINEES.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) XIAODI HOU
02) BRAD BUSS
03) KAREN C. FRANCIS
04) MICHELLE STERLING
05) REED B. WERNER

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:

	For	Against	Abstain
2. Ratification of the Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 10K Wrap and Notice and Proxy Statement are available at www.proxyvote.com.

D79052-P68176

TUSIMPLE HOLDINGS INC.
Annual Meeting of Stockholders
June 9, 2022 3:00 PM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Xiaodi Hou, Patrick Dillon and James Mullen, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TuSimple Holdings Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 PM, Pacific Time, on Thursday, June 9, 2022, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Continued and to be signed on reverse side